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                                                                    Exhibit 12.2

                         U. S. BANCORP AND SUBSIDIARIES
                                 CAPITAL RATIOS

                                            1994           1993           1992           1991           1990
                                        -------------  -------------  -------------  -------------  -------------
                                                                     (In Thousands)
Total assets as reported..............  $  21,816,409  $  21,415,490  $  20,741,147  $  18,875,137  $  18,547,518
Shareholders equity as reported.......      1,777,285      1,818,195      1,631,308      1,406,380      1,267,095
Tier 1 capital........................      1,627,619      1,608,921      1,476,022      1,260,806      1,109,051
Total capital.........................      2,192,037      2,154,778      1,993,196      1,640,360      1,602,550
Weighted risk assets..................     19,873,947     18,372,104     17,274,808     16,686,657     16,627,459
Adjusted quarterly average assets.....     21,178,250     21,024,728     20,605,400     18,420,444     18,742,377

Ratios
Tier 1 capital to weighted risk
 assets...............................          8.19%          8.76%          8.54%          7.56%          6.67%
Total capital to weighted risk
 assets...............................         11.03%         11.73%         11.54%          9.83%          9.64%
Tier 1 capital to adjusted quarterly
 average assets (leverage ratio)......          7.69%          7.65%          7.16%          6.84%          5.92%